                                                                   Exhibit 9a(4)

                            NUTRAMAX PRODUCTS, INC.

      OFFER TO PURCHASE FOR CASH UP TO 450,000 SHARES OF ITS COMMON STOCK
  AT A PURCHASE PRICE NOT GREATER THAN $12.75 NOR LESS THAN $11.00 PER SHARE


      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON NOVEMBER 28, 1997, UNLESS THE
                             OFFER IS EXTENDED.

                                                               October 29, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  In our capacity as Information Agent, we are enclosing the material listed below relating to the offer of NutraMax Products, Inc., a Delaware corporation (the "Company"), to purchase up to 450,000 shares of its common stock, par value $.001 per share (the "Shares"), at prices not greater than $12.75 nor less than $11.00 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 29, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Also enclosed is certain other material related to the Offer.

  The Company will determine, upon the terms and subject to the conditions of the Offer, a single price per Share (not greater than $12.75 nor less than $11.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

  The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and necessary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

  For your information and for forwarding to your clients, we are enclosing the following documents:

    1. The Offer to Purchase.

    2. The Letter of Transmittal for your use and for the information of your clients.

    3. A letter to stockholders of the Company from Donald E. Lepone, President and Chief Executive Officer of the Company.

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

    5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients, instructions with regard to the Offer.

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

    7. A return envelope addressed to Boston EquiServe L.P., the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON NOVEMBER 28, 1997, UNLESS THE OFFER IS EXTENDED.

  The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

  As described in the Offer to Purchase, if more than 450,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE FINANCING (AS DEFINED IN THE OFFER TO PURCHASE). HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE
SECTION 9 OF THE OFFER TO PURCHASE FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING PURSUANT TO THE OFFER.

  Any questions or requests for assistance or additional copies of the enclosed materials may be directed to D. F. King & Co., Inc., 77 Water Street, New York, N.Y. 10005 (banks and brokers, call collect (212) 269-5550; all others call toll-free (800) 488-8075).
                                          Very truly yours,

                                          D. F. King & Co., Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.